Exhibit 10.1

October 8, 2019

Ajay Nigam

Address

Address

Re:Terms of Employment

Dear Ajay:

This letter agreement (this “Agreement”) will set forth the terms of your “at-will” term employment relationship with Everbridge, Inc., and/or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”). This Agreement hereby supersedes any and all previous agreements relating to your employment relationship with the Company. The terms of your position with the Company are as set forth below and will be effective only upon, and subject to, the signing of this Agreement and any other agreements or documentation required hereunder, by you and the Company as of the Commencement Date referenced below. Your new role shall commence on January 2, 2020 (the “Commencement Date”), unless you and the Company mutually agree on an alternative date.

1.Employment.

(a)Title and Duties. Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, on an “at-will” basis, as Senior Vice President and Chief Product Officer and such additional or different position or positions as the Board of Directors of the Company (the “Board”) may determine in its sole discretion, reporting to David Meredith, Chief Executive Officer or his direct designate. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with your position, including but not limited to those described in Schedule 1 attached hereto.

(b)Full Time Best Efforts. For so long as you are employed hereunder, you will devote substantially all of your business time and energies to the business and affairs of the Company, and shall at all times faithfully, industriously and to the best of your ability, experience and talent, perform all of your duties and responsibilities hereunder. In furtherance of, and not in limitation of the foregoing, during the term of this Agreement, you further agree that you shall not render commercial or professional services of any nature, including as a founder, advisor, or a member of a board of directors, to any person or organization, whether or not for compensation, if such services would materially interfere with your duties under this Agreement, without the prior approval of the Chief Executive Officer in his sole discretion; provided, however, that nothing contained in this Section 1(c) will be deemed to prevent or limit your right to (i) manage your personal investments on your own personal time or (ii) participate in religious, charitable or civic organizations in any capacity on your own personal time. As set forth above, your employment with the Company is “at-will,” and, accordingly, either you or the Company may terminate your employment at any time, with or without cause, for any reason or no reason.

(c)Location. Unless the parties hereto otherwise agree in writing, during the term of this Agreement, you shall perform the services required to be performed pursuant to this Agreement from our Burlington office. In addition, the Company expects that you will travel to other locations to meet with customers, prospects, and partners in connection with the Company’s business.

2.Compensation. During the term of your employment with the Company, the Company will pay you the following compensation:

(a)Salary. As of the Commencement Date, you will be paid an annual salary of Three Hundred Thousand ($300,000.00), as may be increased from time to time as part of the Company’s normal salary review process (the “Salary”). The Salary shall be prorated for any partial year of employment on the basis of a 365-day year. Your Salary will be subject to standard payroll deductions and withholdings, and payable in accordance with the Company’s standard payroll practice as it exists from time to time.

(b)Expenses. During the term of your employment, the Company shall reimburse you for all reasonable and documented expenses incurred by you in the performance of your duties, under this Agreement in accordance with Company policy.

(c)Annual Performance Bonus.  You will be eligible to earn an annual performance bonus at the conclusion of each year of employment with the Company (the “Annual Bonus”).  The amount, award and timing of the payment of the Annual Bonus shall be set forth in a Company Management Incentive Plan, established each year by the Board, in its discretion.  The Company’s Management Incentive Plan for fiscal year 2019 is set forth on Schedule A attached hereto and for 2020, your target is 40% ($120,000).  Company Management Incentive Plans, if any, for subsequent years, shall be provided to you by the Chief Executive Officer.

(d)Signing Bonus. You will be paid a signing bonus (the “Signing Bonus”) of Fifty Thousand Dollars ($50,000) within thirty (30) days of the execution of this Agreement. If you do not commence employment with the Company for any reason or you voluntarily terminate, which shall not include termination for Good Reason, your employment with the Company on or before twelve (12) months from the payment date, you will be responsible for promptly reimbursing the Company for the full amount of the Signing Bonus.

(e)Restricted Stock Units and Performance Stock Units.   Upon approval by the Board of Directors of the Company, you will be granted 27,500 Restricted Stock Units (RSUs) and 27,500 Performance Stock Units (PSUs). The RSUs will vest over four years at 25% per year, starting on the first anniversary of the last day of the month in which the grant date occurs, provided that, there has not been a termination of Continuous Service (as defined in the Company’s 2016 Equity Incentive Plan) as of each such date. The PSUs will vest according to the PSU vesting schedule included as Exhibit A to this Offer Letter. In the event of a Change in Control (as defined in the 2016 Equity Incentive Plan), then the vesting of your RSUs and PSUs shall accelerate as follows: i) for the percentage of shares equal to the number of months of full-time employment as of the date of a change of control divided by forty eight (i.e., number of months of employment divided by 48), as well as, ii) the additional amount of 50% of all of your unvested (as of the date of a Change of Control after the acceleration granted in (i) above) RSUs and PSUs shall vest in full. In the event the acquirer or successor party does not assume or convert 100% of your remaining unvested shares after accelerated vesting in (i) and (ii) above as part of the Change of Control or does not offer equivalently valued new equity incentives to you, then 100% of your remaining unvested RSUs and PSUs will vest in full immediately prior to consummation of the Change of Control.

(f)Employee Benefits. As an employee of the Company, you will be eligible to participate in such Company-sponsored benefits and programs as are made generally available to other employees of the Company. This includes paying for your portion of healthcare coverage and same 401(k) match as other Company employees. You will receive the same cell phone stipend as other Everbridge executives. In addition, you will be entitled to (i) annually accrue vacation and/or sick time in accordance with the Company’s vacation policy as established by the Board and as in effect from time to time. The Company reserves the right to change or eliminate any benefit plans at any time, upon notice to you.

3.Separation Benefits. You shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 3; provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan shall reduce the amount of severance pay to which you are entitled pursuant to this Section 3. In all cases, upon termination of employment you will receive payment for all salary and unused vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law. In furtherance of, and not in limitation of the foregoing, but without duplication, during the period wherein which you shall be receiving Separation Payments in accordance with the provisions of Section 3(d) hereof (the “Severance Period”), then the Company shall, at its election, either (i) continue to pay for your health benefits under the Company’s sponsored health care program in which you were enrolled and eligible to receive benefits prior to your termination of employment, or (ii) pay for your health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), in each case, for the Severance Period, when such premiums are due and owing.

(a)Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company (other than under the circumstances described in Section 3(c) below), you shall not be entitled to any separation benefits.

(b)Termination for Cause. If the Company or its successor terminates your employment for Cause (as defined below) then you shall not be entitled to receive any separation benefits.

(c)Termination for Death or Disability. If your employment with the Company is terminated by reason of death or disability, then, as a severance benefit, the Company shall continue to pay one-twelfth (1/12th) of your Salary for a period of three (3) months, in accordance with the Company’s normal payroll schedule and policy in effect from time to time. For purposes of this section, “Disability” shall mean your inability to perform your duties under this Agreement because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Disability” shall mean your inability to perform your duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company for a period of at least ninety (90) days during any twelve (12) month period (whether or not consecutive) and is expected to continue to incapacitate you thereafter, not including any time during which you were on medical leave required by federal or state law. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

(d)Involuntary Termination. Subject to the provisions of Section 5 hereof, if your employment is terminated by the Company other than for Cause then, as a severance benefit, the Company shall continue to pay you an amount equal to one-twelfth (1/12th) of your Salary for six (6) months.

(e)Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean any of the following: (i) acts of moral turpitude, fraud or dishonesty that involve the assets of the Company, its customers, suppliers or affiliates; (ii) the conviction of, or a pleading of guilty or nolo contendere to, a felony other than involving a traffic related infraction; (iii) use of narcotics, liquor or illicit drugs in a manner that has had a detrimental effect on the performance of your duties; (iv) willfully and repeatedly neglecting your duties to the Company; (v) engaging in any conduct which, after an investigation by a neutral third party, is determined to be discriminatory or harassing toward other Company employees; or (vi) engaging in any conduct which breaches a material provision of this Agreement or the Inventions Agreement (as defined below).

(A)Cause shall only exist where the Company has provided you with written notice of the alleged problem or violation of this Agreement or the Inventions Agreement, and you shall have failed to cure such condition to the reasonable satisfaction of the Company within ten (10) business days. In making any determination that Cause exists, the Board shall act fairly and in good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For any termination pursuant to (e)(i) or

(e)(vi) of Section 3, the Company must have reasonable, specific evidence to establish that such conduct has occurred or “Cause” shall not exist. For the avoidance of doubt, and notwithstanding anything herein contained to the contrary, in the event that (x) any of the conditions specified in Section (e)(i) through (e)(vi) of Section 3 shall have occurred, and (y) the Company has reasonable evidence to establish that such conduct has occurred, and (z) the occurrence of any such event shall not be capable of cure, then the Company shall not be required to provide you any notice and a cure period in respect thereof.

4.Mitigation. You shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company or otherwise.

5.Conditions to Receipt of Severance or other Benefits Pursuant to this Agreement.

(a)Release of Claims Agreement. Notwithstanding anything herein contained to the contrary, the receipt of any severance or other benefits pursuant to Section 3(d) of this Agreement (the “Separation Payments”) is subject to your signing and not revoking a separation agreement and release of claims, based on the Company’s standard form release, of any and all claims you may have against the Company and its officers, employees, directors, parents and affiliates, in substantially the form attached hereto on Exhibit A (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to Separation Payments or benefits under this Agreement. No Separation Payments and benefits under this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such Separation Payments and benefits otherwise payable between the date of your termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

(b)Continued Compliance with Agreements. Your receipt of any Separation Payments or other benefits pursuant to this Agreement will be subject to, and contingent upon, your not being in breach of this Agreement and / or the Inventions Agreement as of the date of your termination, and your continued compliance following the date of your termination with the terms of this Agreement, the Inventions Agreement and the Release, notwithstanding anything herein contained to the contrary.

6.Confidential and Proprietary Information.

(a)Confidential Information and Inventions Agreement. As a condition to the execution and effectiveness of this Agreement, you agree to abide by, the Company’s Confidential Information and Inventions Agreement which you previously executed (the “Inventions Agreement”). In furtherance, and not in limitation of the provisions thereof, you agree, during the term hereof and thereafter, that you shall take all steps reasonably necessary to hold the Company’s proprietary information in trust and confidence, will not use proprietary information in any manner or for any purpose except in connection with the performance of your services to the Company, and will not (other than in the performance of the services to the Company as herein contemplated) disclose any such proprietary information to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

(b)Third Party Information. You understand that the Company has received, and will in the future receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. You agree to hold Third Party Information in confidence and not to disclose to anyone (other than the Company’s personnel who need to know such information in connection with their work for the Company) or to use, except in connection with the performance of your services to the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

(c)Whistleblower Exception. Notwithstanding any provision of this Agreement to the contrary, including but not limited to this Section 6, you may report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization from the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

7.Covenant Not to Compete. During the longer of (a) a period of two years beginning on the Commencement Date, or (b) the duration of your employment with the Company plus two years following the termination thereof, you shall not, directly or indirectly (whether as an employer, operator, agent, independent contractor, consultant, owner, director, officer, shareholder, investor, partner (general or limited), joint venturer or any other relationship or relationships similar to any of the foregoing), anywhere in the world, except as specifically provided in this Section 7 below:

(a)Restriction on Competitive Activities.  Engage in any activities, perform any services or conduct, have an interest in or participate in any businesses that are competitive with any part of the business of the Company as currently conducted or as currently contemplated to be conducted (the “Business”), including without limitation, develop, create, license, sell, distribute or otherwise commercially exploit any product, service or methodology that has the same principal function or features as the Company’s proprietary software products and related services that constitute the Business.

(b)No Solicitation of Customers.  Solicit or divert away or attempt to solicit or divert away any customer of the Company in an effort to provide products or services to such customer which are competitive with the Business.

(c)Restrictions on Relationships Involving Competitive Activities.  Be engaged by, employed by, consult with, own any capital stock of, or have any financial interest of any kind in, any individual, person or entity, which conducts a business that is competitive with any part of the Business. Notwithstanding the preceding sentence, you may own, for investment purposes only, up to 1% in the aggregate of the outstanding stock or other equity interest of any entity that is competitive with the Business.

8.Covenant Not to Solicit. During the longer of (a) a period of one year beginning on the Commencement Date, or (b) the duration of your employment with the Company plus one year following the termination thereof, you shall not, directly or indirectly (whether as an employer, operator, agent, independent contractor, consultant, owner, director, officer, shareholder, investor, partner (general or limited), joint venturer or any other relationship or relationships similar to any of the foregoing), anywhere in the world, except as specifically provided in this Section 8 below:

(a)Restrictions on Relationships Involving Solicitation.  Cause, induce, solicit, recruit, hire or encourage or attempt to cause, induce, solicit, recruit, hire or encourage any person or entity that prior to the date hereof was an employee, subcontractor, contractor, agent, distributor, licensee, licensor or supplier of the Company to terminate, or otherwise change in any manner adverse to the Company or any of its affiliates, its relationship with the Company, or, hire or attempt to hire any person employed by the Company or any of its affiliates, provided that you may hire such employee if such employee’s employment with the Company or any of its affiliates has been terminated involuntarily prior to date of hire by you.

9.Arbitration.

(a)Agreement to Arbitrate. Except as provided for any action arising out of any violation of the Inventions Agreement or as set forth in clause (b) below addressing excluded claims and remedies, you and the Company both agree that any disputes of any kind whatsoever arising out of or relating to the termination of your employment with the Company, including any breach of this Agreement, shall be subject to final and binding arbitration.

(b)Excluded Claims, Relief and Enforcement. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board, or the Department of Unemployment Assistance for unemployment benefits. This Agreement does not preclude the Company from pursuing court action regarding any claims arising out of any breach of the Inventions Agreement or other claims not otherwise resulting from, or arising out of, the termination of your employment with the Company. Nothing in this Agreement prohibits either party from seeking injunctive or declaratory relief from a court of competent jurisdiction. Either the Company or you may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, with the exception of claims set forth in this clause or arising out of the Inventions Agreement, neither party shall initiate or prosecute any lawsuit or claim in anyway related to any arbitrable claim, including without limitation any claims as to the making, existence, validity, or enforceability of the agreement to arbitrate.

(c)Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules and procedures (the “JAMS Rules”), which are available at www.jamsadr.com/rules-employment-arbitration. A neutral and impartial arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions related to discovery, prior to any arbitration hearing. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. In the event that either party to this Agreement rejects a written offer to compromise from the other party, and fails to obtain a more favorable judgment or award, the arbitrator may award attorneys’ fees and costs to the party that made the offer to compromise in an amount that the arbitrator deems appropriate, taking into consideration the attorneys’ fees and costs (including expert fees) actually incurred and reasonably necessary to defend or prosecute the action. The arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law. You understand that the Company will pay the costs and fees of the arbitration that you initiate, but only those fees over and above the costs you would have incurred had you filed a complaint in a court of law. You agree that the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. You agree that any arbitration under this Agreement shall be conducted in Boston, Massachusetts.

(d)Exclusive and Final Remedy. Except as provided by the JAMS Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the JAMS Rules and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Nothing in this Agreement or in this provision is intended to waive the provisional relief remedies available under the JAMS Rules.

(e)Prohibition of Group Actions. Claims must be brought in your individual capacity, not as a representative or class member in any purported class or representative proceeding. The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear arbitration as a class action.

(f)Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you acknowledge that you have been advised by the Company to seek the advice of an attorney of your choice before signing this Agreement and you agree that you have been provided such an opportunity.

10.General.

(a)Entire Agreement, Amendment and Waiver. This Agreement, together with the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including but not limited to the offer letter between you and the Company dated May 30, 2012. The terms and provisions of this Agreement may be modified or amended only y written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(b)Notices. Any notice, request, instruction or other document required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following address of such party or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto in accordance with the provisions hereof:

If to the Company:	Everbridge, Inc.
25 Corporate Drive
Burlington, MA 01803
Attention: Chief Executive Officer

with a copy to:	Everbridge, Inc.
25 Corporate Drive
Burlington, MA 01803
Attention: General Counsel

If to you:	Ajay Nigam
Address
Address

(c)Availability of Injunctive Relief. The parties hereto agree that, notwithstanding anything to the contrary herein contained, any party may petition a court for injunctive relief where either party alleges or claims a violation of this Agreement or the Inventions Agreement or any other agreement regarding trade secrets, confidential information, noncompetition, non-solicitation or assignment of inventions. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney’s fees.

(d)Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(e)Governing Law. This Agreement, and the rights and obligations of the parties hereunder, will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(f)Taxes. All payments to you under this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(g)Severability. The finding by an arbitrator or a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such arbitrator or court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

(h)Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(i)Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information (as defined in the Inventions Agreement) of the Company.

(j)Survival. The provisions of Sections 3, 5, 6, 7, 8 and 9, and the provisions of the Inventions Agreement, shall survive termination of this Agreement.

(k)Representations and Warranties. By signing this Agreement, you represent and warrant that (i) you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and (ii) your execution and performance of this Agreement shall not violate or breach any other agreements between you and any other person or entity, and (iii) you have provided the Company with copies of any written agreements presently in effect between you and any current or former employer. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreements referenced herein and the Company’s policies.

(l)Confirmation of Employment Status. Prior to your first day of employment with the Company, and as a condition to such employment, you shall provide the Company with documentation of your eligibility to work in the United States, as required by the Immigration and Reform and Control Act of 1986.

(m)Trade Secrets of Others. It is the understanding of both the Company and you that you shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including your former employers, nor shall the Company seek to elicit from you any such information. Consistent with the foregoing, you shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

(n)Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(o)Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

EVERBRIDGE, INC.

Executive Employment Agreement -- Counterpart Signature Page

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

EVERBRIDGE, INC.

By:	/s/ David Meredith
Name:	David Meredith
Title:	CEO
Date:	October 22, 2019

ACCEPTED AND AGREED TO BY:

/s/ Ajay Nigam
Ajay Nigam

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Schedule 1

Duties and Responsibilities

The Chief Product Officer will manage the evolution of EVBG’s product portfolio, drive innovation and advance the organization’s position as a leader in critical event management. This newly created role will design, implement and lead a product management organization and framework that will optimize our current product portfolio, grow adjacencies and rapidly develop and launch impactful new products and services.

The person will be an experienced product management leader with a background in managing a portfolio of products and an innovator with strong execution skills.  This position requires an understanding of the industry and business acumen to include knowledge of marketing, research, product development, technology and finance.

Responsibilities:

Your primary responsibility will be the overall success of our product portfolio - defining, communicating, and executing its strategy to achieve our growth, margin and customer retention goals. As part of this broad purpose, you will:

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Drive business strategies that sustain our competitive advantage and expand our addressable market.  Provide strategic leadership and direction to the organization to drive competitive advantage and enable significant growth.

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Develop business cases in conjunction with internal and external stakeholders for product evolution by understanding customer needs, competition, addressable market dynamics, key partners, technical feasibility, and LOE.

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Design, build and lead a product management organization and framework that will optimize our current product portfolio, grow adjacencies and rapidly develop and launch impactful new products and services.

-	Through collaboration across the organization, lead the product management life cycle from concept to launch of the product(s), monitoring ongoing performance and retiring products when necessary.
-	Incorporate best-in-class customer experience into our products
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Engage with and develop a deep understanding of customers, prospects, partners and the competitive landscape, their strategic direction, pain points, desired integrations, and culture to develop a thoughtful and informed perspective of product and market opportunities, including competition and differentiation.

-	Collaborate effectively and frequently with engineering, marketing, sales and the market to scale the business.
-	Research and recommend strategic partnerships for product integration, delivery, and/or distribution, actively participating in exploratory and confirmatory partnership discussions/meetings.
-	Oversee product releases to ensure effective alignment between product and go-to-market teams (e.g. beta processes, handover to marketing, sales training and messaging, etc).
-	Collaborate closely with sales and marketing to develop and deliver sales training, sales collateral, product collateral, and other product assets.

3658287.v1

-	Attend industry and partner conferences, and speak about/demo EVBG to customers, prospects, and influencers both informally and on panels, webinars, podcasts and other outlets.
-	Create product packaging and packing strategy based on customer, competition, partner, and market dynamics.

Required Experience, Knowledge and Skills:

-	5+ years of executive management experience
-	15+ years of experience leading product across multiple lines of business
-	Computer Science or Engineering degree required, MBA a plus
-	Change management: Understanding the stresses and risks inherent in significant organizational change and how to mobilize the organization behind the change objectives
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Sophisticated communication (written and verbal), negotiation, problem-solving, collaboration, and cross-functional coordination skills to effectively work with other functional leaders, customers, and stakeholders

-	Experience with key evaluation metrics that drive prioritization and continued investment decisions within the product life cycle
-	Track record of success in defining and taking new innovative products to market
-	Demonstrated capacity to manage and optimize existing product portfolios
-	Knowledge of the critical event management industry, its trends and technologies
-	Ability to develop and articulate a vision for the future of critical event management globally

Equal Opportunity Employer/Protected Veterans/Individuals with Disabilities

The contractor will not discharge or in any other manner discriminate against employees or applicants because they have inquired about, discussed, or disclosed their own pay or the pay of another employee or applicant. However, employees who have access to the compensation information of other employees or applicants as a part of their essential job functions cannot disclose the pay of other employees or applicants to individuals who do not otherwise have access to compensation information, unless the disclosure is (a) in response to a formal complaint or charge, (b) in furtherance of an investigation, proceeding, hearing, or action, including an investigation conducted by the employer, or (c) consistent with the contractor’s legal duty to furnish information.

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Exhibit A

Vesting Schedule

At the end of the fiscal quarter ended immediately after the second anniversary of the Grant Date (the “First Measurement Date”), up to sixty-two and one-half percent (62.5%) of the Shares subject to this Award will become eligible to vest based on the compound annual growth rate (the “CAGR”) achieved during the eight fiscal quarters preceding the most recent fiscal quarter. At the end of the fiscal quarter ended immediately after the third anniversary of the Grant Date (the “Second Measurement Date”), up to an additional sixty-two and one-half percent (62.5%) of the Shares subject to this Award will become eligible to vest based on the CAGR achieved during the twelve fiscal quarters preceding the most recent fiscal quarter. In each case, the CAGR shall be determined based on the Company’s consolidated revenue during each such quarter, as reported in the Company’s consolidated financial statements. Any such vesting will take place on the date that the Company files its Form 10-Q or Form 10-K for the applicable Measurement Date. The number of shares vested as of either measurement date shall be determined with reference to the following table:

REVENUE GROWTH	PSU VESTING	LINEAR INTERPOLATION VESTING
<20%	0%	No linear interpolation vesting
20% to 25%	5% to 12.5%	1.5% increased vesting for every 1% above 20%
25% to 30%	12.5% to 25%	2.5% increased vesting for every 1% above 25%
30% to 35%	25% to 50%	5% increased vesting for every 1% above 30%
40%	62.5%	Cliff vesting of added 12.5% of PSUs (no linear vesting)

For the avoidance of doubt, only up to 62.5% of the Shares may vest on either the First Measurement Date or the Second Measurement Date. The PSUs shall expire with respect to any Shares not vested as of the Second Measurement Date.

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Exhibit B

Form of Release Agreement

This Release Agreement (“Release” or “Agreement”) is made by and between _______________________

(“you”) and Everbridge, Inc.  (the “Company”).  A copy of this Release is an attachment to the Employment Agreement between the Company and you dated __________ _____, 20__ (the “Employment Agreement”). Capitalized terms not defined in this Agreement carry the definition found in the Employment Agreement.

1.Separation Payments. In consideration for your execution, return and non-revocation of this Release on or after the date your employment is terminated (the “Separation Date”), the Company will provide you with the Separation Payments described in Section 3(d) of the Employment Agreement:

2.Compliance with Section 409A. The Separation Payments offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  For purposes of Code Section 409A, your right to receive any installment payments (whether pay in lieu of notice, Separation Payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.  All payments and benefits are subject to applicable withholdings and deductions.

3.Release.  In exchange for the Separation Payments and other consideration, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

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•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Massachusetts Wage Act and the Massachusetts Fair Employment Practice Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and

•

has violated any statute, public policy or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this Release is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and

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forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

4.Your Acknowledgments and Affirmations. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

In addition, you acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your release and waiver herein does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke it (by sending written revocation directly to the Company’s [title]); and (e) the Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement.

5.Return of Company Property.  By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Please coordinate return of Company property with [name/title].  Receipt of the Separation Payments described in Section  1 of this Agreement is expressly conditioned upon return of all Company property.

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6.Confidential Information, Non-Competition and Non-Solicitation Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company and comply with your post-employment non-competition and non-solicitation restrictions.    The Company acknowledges that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7.Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8.Non-Disparagement.  You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.  Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

9.No Admission.  This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

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10.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 5, 6, 7 and 8 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

11.Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts as applied to contracts made and to be performed entirely within Massachusetts.

Everbridge, Inc.

By:	[insert]

[insert]

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